Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, March 19, 2010 — Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.447002 per unit, payable on April 14, 2010, to unitholders of record on March 31, 2010. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.
     The distribution this quarter increased to $0.447002 per unit from $0.440152 per unit last quarter, representing a 1.6% increase. Royalties received are up primarily due to an increase in the average prices realized for oil and natural gas. However, production of oil and natural gas was down from the last quarter. Further analysis of this distribution may be found in Tidelands’ Form 10-K for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission on or about March 31, 2010.
     Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production. This quarterly distribution is primarily based on oil and natural gas production in September, October, November and December of 2009.
     The 2009 tax information is now available on the website.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 1.800.985.0794